Pursuant to Rule 424(b)(3)
                                                           File No. 333-53859-02


  SUPPLEMENT, DATED AS OF FEBRUARY 29, 2000, TO PROSPECTUS SUPPLEMENT DATED
            OCTOBER 15, 1999 AND PROSPECTUS DATED OCTOBER 15, 1999

                    $775,180,294 (Initial Notional Amount)
                   COMMERCIAL MORTGAGE ASSET TRUST ("CMAT")
        Commercial Mortgage Pass-Through Certificates, Series 1999-C2
                                     Class X

      The Prospectus Supplement, dated October 15, 1999 (the "Prospectus Supplement") is hereby amended and supplemented by this Supplement (the "Supplement") as indicated below. Terms used herein and not otherwise defined have the meanings given them in the Prospectus Supplement.

      As described in the Prospectus Supplement, the Trust Fund issued Commercial Mortgage Asset Trust, Commercial Mortgage Pass-Through Certificates, Series 1999-C2, which include the Class X Certificates (the "Class X Certificates").

      The Class X Certificates were acquired by Subordinate Assets Trust ("SAT"), an affiliate of the Depositor, from the Depositor in connection with the initial issuance of the Class X Certificates. SAT sold the Class X Certificates to Nomura Securities International, Inc. ("NSI"). NSI intends to resell the Class X Certificates pursuant to this Supplement and the accompanying Prospectus Supplement and Prospectus. The current Notional Amount of the Class X Certificates as of February 17, 2000 (after giving effect to reductions in the Certificate Balances of the Sequential Certificates on such date) is equal to $773,002,202.

      Because this Supplement is being used in connection with the offer and sale of the Class X Certificates by NSI, the following portions of the Prospectus Supplement do not apply and are deemed deleted from such document:

      (a) the pricing table and related footnotes on the cover page of the Prospectus Supplement;

      (b) the references to "Goldman, Sachs & Co" and "Donaldson, Lufkin & Jenrette" at the bottom of the cover page of the Prospectus Supplement;

      (c) the seventh paragraph on the cover page of the Prospectus Supplement, with respect to the delivery of the Certificates by the Underwriters;

      (d) the text under the caption "Underwriters" in the "Summary of Prospectus Supplement" on page S-10 in the Prospectus Supplement;

      (e) the "Use of Proceeds" section on page S-147 of the Prospectus Supplement; and

      (f) the "Underwriting" section on page S-153 of the Prospectus Supplement.

                                PLAN OF DISTRIBUTION

      This Supplement and the accompanying Prospectus Supplement and Prospectus are being used by NSI in connection with the offer and sale of the Class X Certificates. The Depositor will not receive any proceeds from such transaction. NSI purchased the Class X Certificates from SAT at 3.2890625% of the aggregate principal balance thereof and will resell the Class X Certificates at a negotiated price. NEITHER GOLDMAN, SACHS & CO. NOR DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION ARE ACTING AS UNDERWRITERS, AGENTS OR BROKERS WITH RESPECT TO THE OFFER AND SALE OF THE CLASS X CERTIFICATES AND ARE NOT RESPONSIBLE FOR THE CONTENT OF THIS SUPPLEMENT OR THE ATTACHED PROSPECTUS SUPPLEMENT OR PROSPECTUS IN CONNECTION WITH SUCH OFFER AND SALE. NSI is an affiliate of SAT and the Depositor.

                      NOMURA SECURITIES INTERNATIONAL, INC.